                                                                     EXHIBIT 3.2

                                  AMENDMENT TO
                            ARTICLES OF INCORPORATION
                              OF DONLAR CORPORATION

         ARTICLE FOUR of the Articles of Incorporation of DONLAR CORPORATION shall be amended in its entirety to read as follows:

                                  ARTICLE FOUR

         The authorized shares shall be:

                                                     Par Value                              Number of
    Class                                            Per Share                          Shares Authorized
    -----                                            ---------                          -----------------
Common Stock                                          No Par                               200,000,000
Preferred Stock                                       No Par                               100,000,000

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors and as are not expressed in these Articles of Incorporation or any amendment thereto.